Exhibit 99.1

PRESS RELEASE	CONTACT:	Jill Swartz
For Immediate Release		Managing Director, PR & Events
(949) 833-8252 Ext. 123
js@tnpre.com
Christopher Cameron Joins Thompson National Properties as
Chief Financial Officer of TNP Strategic Retail Trust
IRVINE, Calif., (June 22, 2010) — Thompson National Properties, LLC (TNP), one of the fastest growing international real estate companies, announced today that Christopher Cameron has joined TNP as Chief Financial Officer of the TNP Strategic Retail Trust (the “Company”) effective July 1, 2010.
Cameron will be involved in the daily financial functions and act as treasurer and secretary of the Company.
“Christopher’s experience with Cole Real Estate Investments, specifically with Cole Credit Property Trust I, II and III, and Cole Industrial and Office real estate investment trusts, and his background in public accounting make him an ideal addition to the TNP team,” said Anthony W. “Tony” Thompson, Chairman and Chief Executive Officer, Thompson National Properties.
“Tony Thompson has a great track record and is a proven leader in the real estate and non-traded REIT industry,” said Cameron. “I look forward to working with the entire leadership team to continue to focus on creating value for our shareholders.”
Previously, Cameron served as director of accounting and financial reporting at Cole in Phoenix, Arizona, focusing on financial tracking and reporting systems, external audit examinations and broker-dealer due diligence reviews. Prior to this, Cameron worked at Deloitte and Touche, LLP, as a senior accountant serving large public and private entities. Cameron is a certified public accountant (CPA) and graduated from the University of Arizona, where he earned a Bachelor of Science in Business Administration, with a major in Accounting and a minor in Finance.
About TNP Strategic Retail Trust, Inc.
TNP Strategic Retail Trust, Inc. is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, located primarily in the Western United States and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. As of June 21, 2010, TNP Strategic Retail Trust has issued 1,442,653 shares of common stock. Its Board of Directors has approved a 7 percent annual dividend, to be paid monthly starting in July 2010. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.
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Thompson National Properties, LLC
1900 Main Street, Suite 700 • Irvine, CA 92614 • T: (949) 833-8252 F: (949) 252-0212
www.tnpre.com

About Thompson National Properties, LLC
Thompson National Properties, LLC (“TNP”) is an international real estate advisory company, specializing in the management and creation of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed specifically for both institutional and high net worth individual investors alike. Thompson National Properties is also a leader in both property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender driven marketplace.
Headquartered in Irvine, California, Thompson National Properties was founded in April 2008 and has seven regional offices. As of June 22, 2010, Thompson National Properties manages a portfolio of 131 commercial properties, in 32 states, totaling more than 17.2 million square feet, on behalf of over 3,500 investor/owners with an overall purchase value of $2.3 billion dollars. Recently TNP expanded its operations to the Middle East to provide valuation and advisory services on over 2.3 million square feet of real estate in Saudi Arabia. For more information regarding Thompson National Properties, please visit www.tnpre.com.
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Thompson National Properties, LLC
1900 Main Street, Suite 700 • Irvine, CA 92614 • T: (949) 833-8252 F: (949) 252-0212
www.tnpre.com